KENNESAW, Ga., July 21, 1999/PR--- TRISM, Inc. (NASDAQ: TRSM) today announced the Company's Common Stock will no longer be listed on the NASDAQ Stock Market. This decision by NASDAQ is a result of the Company not being in compliance with certain listing requirements, as defined by NASDAQ, including the market value of the public float of the Company's outstanding Common Stock and the net tangible assets/market capitalization requirement. Accordingly, the Company's Common Stock will be delisted from the NASDAQ Stock Market effective immediately. The securities of the Company will be eligible for trade on the OTC Bulletin Board.

As previously announced on July 15, 1999, the Company has reached an agreement in principle with the steering committee representing major holders of the Company's approximately $86.2 million of 10.75% Senior Subordinated Notes due 2000. TRISM expects that this agreement will significantly reduce its existing long term debt, pay off all of its other debt in full, and fully satisfy its trade and leasing obligations in accordance with their terms.

TRISM, Inc. is the nation's leading transportation company that specializes in the transportation of heavy weight, over-dimensional, environmental, and secured materials. TRISM provides a full range of logistics services for specialized markets, intermodal management services, and worldwide super heavy haul project services in partnership with Econofreight Group Limited.

Certain statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause TRISM's actual results in future periods to differ materially from forecasted results. Those risks are described in TRISM's filings with the Securities and Exchange Commission (SEC) over the last twelve months, copies of which are available from the SEC or may be obtained upon request from TRISM.